CONTACT: Krista Martini Vice President, Marketing S&T Bank krista.martini@stbank.com 724.465.6642

FOR IMMEDIATE RELEASE

S&T BANCORP, INC. APPOINTS WILLIAM J. HIEB AND PETER R. BARSZ TO BOARD OF DIRECTORS

INDIANA, Pa. - October 23, 2019 - S&T Bancorp, Inc. (S&T) (NASDAQ: STBA), the holding company for S&T Bank, with operations in five markets including Western Pennsylvania, Central Pennsylvania, Northeast Ohio, Central Ohio, and Upstate New York, today announced the appointments of two new members to its board of directors, William (Bill) J. Hieb and Peter R. Barsz, to be effective as of immediately after and subject to the effective time of S&T’s merger with DNB Financial Corporation (DNB).

“We are excited to welcome Bill and Peter to our board,” said Christine Toretti, chairman of the S&T board of directors. “We value their guidance and leadership as we continue to build upon the great legacy that DNB has established.”

William J. Hieb, has been president and chief executive officer of DNB and DNB First, N.A. since April 4, 2016. Bill is a financial services veteran with over 40 years of financial experience as president, chief risk & credit officer, chief operating officer and has served as a director on many boards including DNB, Chester County Chamber of Business and Industry, Chester County Economic Development Council, and the Pennsylvania Bankers Association. He is a graduate of the Pennsylvania State University with a degree in finance. Bill also holds Series 7, 24 and 63 securities licenses.

Peter R. Barsz, has been a director of DNB Financial Corporation since January 2018. Peter is a partner in the accounting firm Barsz Gowie Amon & Fultz, LLC, which serves municipal entities, businesses, and individuals throughout Pennsylvania and the Greater Delaware Valley. He has extensive experience providing management and financial consulting services to governmental and non-profit entities and serves as the appointed treasurer for several townships in Chester and Delaware counties. Peter serves as chairman of the Pennsylvania State Tax Equalization Board. He is a graduate of Villanova University with a Bachelor of Science in accounting.

About S&T Bancorp, Inc. and S&T Bank
S&T Bancorp, Inc. is a $7.3 billion bank holding company that is headquartered in Indiana, Pennsylvania and trades on the NASDAQ Global Select Market under the symbol STBA. Its principal subsidiary, S&T Bank, was recently named by Forbes as a 2019 World’s Best Bank. Established in 1902, S&T Bank operates in five markets including Western Pennsylvania, Central Pennsylvania, Northeast Ohio, Central Ohio, and Upstate New York. For more information visit stbancorp.com, stbank.com, and follow us on Facebook, Instagram, and  LinkedIn

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